Exhibit 10.5
FORM OF STOCK APPRECIATION RIGHTS AGREEMENT FOR THE
MARRIOTT INTERNATIONAL, INC.
STOCK AND CASH INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is entered into on #GrantDate+C# (the “Award Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and #ParticipantName+C# (“Employee”).

WITNESSETH:

WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”); and

WHEREAS, the Company wishes to award to designated employees certain stock appreciation right awards (“SARs”) as provided in Article 6 of the Plan; and

WHEREAS, Employee has been approved by the Human Resources and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of SARs under the Plan;

NOW, THEREFORE, it is agreed as follows:

1. Employee Acknowledgment. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan, which contains, among other things, a detailed description of the SAR provisions of the Plan. Employee further acknowledges that he or she has read the Prospectus, the Plan and this Agreement (including the Jurisdiction-Specific Addendum), and that Employee understands the provisions thereof.

2. Incorporation of Plan and Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3. Grant of SARs. The Company hereby grants to Employee as of the Award Date SARs on #QuantityGranted+C# shares of the Company's Class A Common Stock (the "SAR Shares"), subject to the terms and conditions of the Plan and Employee’s acceptance of this Agreement. Under this Agreement, upon exercising SARs, and subject to satisfying the conditions for exercising SARs as set forth in paragraphs 5 and 6 below, Employee shall receive a number of shares of Class A Common Stock of the Company equal to the number of SAR Shares that are being exercised under such SARs multiplied by the quotient of (a) the Final Value minus the Base Value, divided by (b) the Final Value.

4. Base Value and Final Value. Subject to paragraph 12 hereof, the Base Value per share of the SAR Shares is #GrantPrice+C# and the Final Value is the market price of a share of Class A Common Stock of the Company at the time the SARs are exercised, as quoted on the NASDAQ Global Select Market or other established stock exchange on which the Class A Common Stock of the Company is then-listed.

5. Waiting Period and Exercise Dates. The SAR Shares may not be exercised during the one-year period following the Award Date (the "waiting period"). Following the waiting period, the SAR Shares may be exercised in accordance with the following schedule: <<PERCENTAGE>> of the SAR Shares commencing on each of <<DATES>>. To the extent that the SARs are not exercised by Employee when they become initially exercisable, the SARs shall not expire but shall be carried forward and shall be exercisable at any time thereafter; provided, however, that the SARs shall not be exercisable after the expiration of ten (10) years from the Award Date (the "Final Expiration Date") or sooner as set forth in paragraph 9. Exercise of the SARs shall not be dependent upon the prior or sequential exercise of any other SARs heretofore granted to Employee by the Company. Except as provided in Article 6 of the Plan and paragraph 9 below, the SARs may not be exercised at any time unless Employee shall then be an employee of the Company.

6. Method of Exercising SARs. To exercise the SARs, the person entitled to exercise the SARs must provide a signed written notice or the equivalent to the Company or its designee, as prescribed in the administrative procedures of the Plan, stating the number of SAR Shares with respect to which the SARs are being exercised. The SARs may be exercised by (a) making provision for the satisfaction of the applicable withholding taxes, and (b) an undertaking to furnish and execute such documents as the Company deems necessary (i) to evidence such exercise, and (ii) to determine whether registration is then required to comply with the Securities Act of 1933 or any other law. Upon satisfying the conditions for exercise including the provision for the satisfaction of the withholding taxes, the Company shall provide confirmation from the Plan record keeper that the transfer agent for the common stock of the Company is holding shares for the account of such person in a certificateless account. The exercise of the SARs may be made by any other means that the Committee determines to be consistent with the Plan’s purpose and applicable law. As a condition to the grant, vesting, exercise and settlement of this Award and as set forth in Article 18 of the Plan, Employee hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Subsidiary or affiliate for) any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (“Tax-Related Items”), which arise upon the grant, vesting, exercise or settlement of this Award, ownership or disposition of the SAR Shares, receipt of dividends, if any, or otherwise in connection with this Award or the SAR Shares, including, if applicable, hypothetical tax obligations imposed under any expatriate tax policy maintained by the Company. Regardless of any action the Company or any Subsidiary or affiliate takes with respect to any or all applicable Tax-Related Items, Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Employee’s responsibility and may exceed any amount actually withheld by the Company or any Subsidiary or affiliate. Employee further acknowledges and agrees that Employee is solely responsible for filing all relevant documentation that may be required in relation to this Award or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting, exercise or settlement of this Award, the holding of SAR Shares or any bank or brokerage account, the subsequent sale of SAR Shares, and the receipt of any dividends. Employee further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the Award to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result. Employee also understands that applicable laws may require varying SAR Share or Award valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Employee under applicable laws. Further, if Employee has become subject to Tax-Related Items in more than one jurisdiction, Employee acknowledges that the Company or any Subsidiary or affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

7. Rights as a Shareholder. Employee shall have no rights as a shareholder with respect to any SAR Shares covered by the SARs granted hereby until the date of acquisition by Employee of such SAR Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date.

8. Non-Assignability. The SARs shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution. During Employee's lifetime, the SARs may be exercised only by Employee or, in the event of incompetence, by Employee's legally appointed guardian.

9. Effect of Separation from Service or Death/Disability. If Employee goes on leave of absence for a period of greater than twelve months (except a leave of absence approved by the Board or the Committee) or separates from “Service,” as defined below, for any reason except death or Disability, the portion of the SARs which is unexercisable on the date on which Employee separated from Service or has been on a leave of absence for over twelve months (except a leave of absence approved by the Board or Committee) shall expire on such date and any unexercised portion of the SARs which was otherwise exercisable on such date shall expire at the earlier of (i) the Final Expiration Date, or (ii) three months from such date, except in the case of an Employee who is an "Approved Retiree" as defined below. For purpose of this Agreement, “Service” means being an active employee of the Company or of (i) an entity other than one of the Company’s subsidiaries that owns a property managed by the Company following transfer of employment to such entity, or (ii) an entity other than one of the Company’s subsidiaries that operates a franchised property under a brand of the Company following a transfer of employment to such entity that is requested or approved by the Company and provided that the Company specifically approves continued vesting pursuant to this provision. If Employee is an Approved Retiree, then the SARs shall remain eligible to become exercisable in accordance with the schedule set forth in paragraph 5, provided that such SARs shall expire upon the soonest to occur of (i) the Final Expiration Date, (ii) five years from the date of retirement, or (iii) with respect to SARs granted less than one year before the date the Approved Retiree retires, such retirement date, except not with respect to that portion of the SARs equal to the number of such shares multiplied by the ratio of (a) the number of days between the Award Date and the retirement date inclusive, over (b) the number of days between the Award Date and February 15, 2022. In the event of the death or Disability of Employee without Approved Retiree status during the three (3) month period following separation from Service (other than due to death) or a leave of absence over twelve (12) months (except a leave of absence approved by the Board or Committee), the SARs shall be exercisable by Employee or Employee's personal representative, heirs or legatees to the same extent and during the same period that Employee could have exercised the SAR if Employee had not died or experienced a Disability. In the event of the death or Disability of Employee while an employee of the Company or while an Approved Retiree, the SAR (if the waiting period has elapsed) shall be exercisable in its entirety by Employee (or, if applicable, Employee's personal representatives, heirs or legatees) at any time prior to the expiration of one year from the date of the death or Disability of Employee, but in no event after the Final Expiration Date. For purposes of this Agreement, an “Approved Retiree” is any SAR holder who (i) retires from Service with the specific approval of the Committee (or its delegate) on or after such date on which the SAR holder has attained age 55 and completed 10 Years of Service, and (ii) has entered into and has not breached an agreement to refrain from Engaging in Competition in form and substance satisfactory to the Committee. If the Committee (or its delegate) subsequently determines, in its sole discretion, that an Approved Retiree has violated the provisions of the agreement to refrain from Engaging in Competition, or has engaged in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any SARs or portions thereof which are exercisable on such date, and any SARs or portions thereof which are not exercised within such ninety (90) day period shall expire and any SARs or portion thereof which are not exercisable on such date shall be cancelled on such date. As used in this paragraph 9, the term “Company” shall include the Company and its Subsidiaries. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other SAR Awards Employee received in any prior year under the Plan.

9A. Non-Solicitation. In consideration of good and valuable consideration in the form of the SAR Awards granted herein to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, and in recognition of the Company’s legitimate purpose of avoiding for limited times competition from persons whom the Company has trained and/or given experience, Employee agrees that during the period beginning on the Award Date and ending one year following his or her termination of employment with the Company, whether such termination of employment is voluntary or involuntary or with or without cause, he or she will not, on his or her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company to leave their employment with the Company or consider employment with any other person or entity. Employee and the Company agree that any breach by Employee of the non-solicitation obligation under this paragraph will cause the Company immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of such breach, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other form of equitable relief, and/or liquidated damages in the amount of one hundred fifty percent (150%) of the Fair Market Value of the Awards granted hereunder as of the Award Date, and the Company is entitled to recover from Employee the costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive money damages. As used in this paragraph 9A, the term “Company” shall include the Company and its Subsidiaries.

10. Privacy. By executing this Agreement, Employee understands that personal data about Employee will be collected, maintained and processed, including Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, and marital status, and the name, social security number and birth date of Employee’s designated beneficiaries (“Personal Data”), by the Company and the Company’s service providers for the purposes of: (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Award Date through the exercise date); (ii) providing Employee with services in connection with Employee’s participation in the Plan; and (iii) meeting legal and regulatory requirements (“Permitted Purposes”). The Company will collect, process and use Employee’s Personal Data in order to execute its contractual obligations with Employee and to comply with its legal obligations. Employee’s Personal Data will not be processed or retained for longer than is necessary for the Permitted Purposes, unless a longer retention period is required or permitted by law.

Employee’s Personal Data is collected from the following sources:

(a)from this Agreement, investor questionnaires or other forms that Employee submits to the Company or contracts that Employee enters into with the Company;
(b)from Employee’s transactions with the Company, the Company’s affiliates and service providers;
(c)from Employee’s employment records with the Company; and
(d)from meetings, telephone conversations and other communications with Employee.
In addition, Employee further understands that the Company may disclose Employee’s Personal Data to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:

(a)financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;
(b)other service providers to the Plan, such as accounting, legal, or tax preparation services;
(c)regulatory authorities; and
(d)transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.

Where Employee’s Personal Data is provided to service providers, the Company requires that such parties agree to process Employee’s Personal Data in accordance with the Company’s instructions and to use appropriate measures to protect the confidentiality and security of Personal Data.

Employee’s Personal Data is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted, which may have privacy laws that are different from those of the recipient country.

The criteria used to retain Personal Data include:

•The length of time we have an ongoing relationship with you;

•Whether there is a legal obligation to which we are subject (for example, certain laws require us to keep records for a certain period of time before we can delete them); or

•Whether retention is advisable in light of our legal position (such as in regard to applicable statutes of limitations, litigation or regulatory investigations).

Employee may request to access Employee’s Personal Data to verify its accuracy, update Employee’s Personal Data and/or request a copy of Employee’s Personal Data or request to delete Personal Data or restrict or object to the use of Personal Data processing by contacting Employee’s local Human Resources representative. The Company will respond consistent with applicable law. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials.

10A. Consent. If Employee is not employed in the European Economic Area, by signing this Agreement, Employee hereby consents to the terms and conditions in paragraph 10.

11. No Additional Rights. Benefits under this Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan, even if other Awards have been granted repeatedly in the past. All decisions with respect to this Award or future grants of any Awards, if any, will be at the sole discretion of the Committee. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company or any of its Subsidiaries), or similar payments. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other Awards Employee received in any prior year under the Plan.

12. Recapitalization or Reorganization. Certain events affecting the Class A Common Stock of the Company and mergers, consolidations and reorganizations affecting the Company may affect the number or type of securities deliverable upon exercise of the SAR or limit the remaining term over which the SAR may be exercised.

13. General Restriction. In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of the SARs or the purchase or issuance of SAR Shares thereunder under certain circumstances. Any delay caused thereby shall in no way affect the date of termination of the SARs.

14. Amendment of This Agreement. The Board may at any time amend, suspend or terminate the Plan or amend this SAR Award; provided, however, that no amendment, suspension or termination of the Plan or amendment of the SARs shall adversely affect in any material way the SARs without the written consent of Employee.

15. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817, addressed to the attention of the SAR Administrator (Department 935.40), and if to Employee, may be delivered personally or mailed to Employee at his or her address on the records of the Company. The Company may also, in its sole discretion, decide to deliver any documents related to Employee’s current or future participation in the Plan, this Award, any SAR Shares, or any other Company-related documents by electronic means. By accepting this Award, whether electronically or otherwise, Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

16. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in paragraph 9 above and in the Plan, to the personal representatives, legatees and heirs of Employee.

17. No Effect on Employment. Nothing contained in this Agreement shall be construed to limit or restrict the right of the Company to terminate Employee's employment at any time, with or without cause, or to increase or decrease Employee's compensation from the rate of compensation in existence at the time this Agreement is executed, subject to applicable law.

18. Additional (Non-U.S.) Terms and Conditions. Notwithstanding the foregoing terms and conditions of this Award, Employee acknowledges that applicable law (including but not limited to rules or regulations governing securities, foreign ownership, foreign exchange, tax, labor or other matters of any jurisdiction in which Employee may be residing or working at the time of grant of or while holding this Award or any SARs) may prevent or restrict the issuance of SAR Shares under this Award or any SARs, and neither the Company nor any Subsidiary or affiliate assumes any liability in relation to this Award or any SARs or SAR Shares in such case. Moreover, the Company reserves the right to impose other requirements, including additional terms and conditions, on Employee’s participation in the Plan, this Award, the SARs and corresponding SAR Shares, and any other award or SAR Shares acquired under the Plan, or take any other action (including forfeiture of Awards or SAR Shares or the forced sale thereof) without liability, if the Company determines it is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan. Employee agrees to sign any additional agreements or undertakings that the Company requires to accomplish the foregoing. Employee also acknowledges that applicable law may subject Employee to additional procedural or regulatory requirements that Employee is and will be solely responsible for and must fulfill. Employee further understands and agrees that, unless otherwise permitted by the Company, any cross-border transfer proceeds received upon the sale of SAR Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Employee to provide to such entity certain information regarding the transaction. Moreover, Employee understands and agrees that the future value of the underlying SAR Shares is unknown and cannot be predicted with certainty and may decrease in value. Employee understands that neither the Company nor any Subsidiary or affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Subsidiary or affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Award (or the calculation of income or Tax-Related Items thereunder). Any additional requirements, restrictions, or terms and conditions as described in this paragraph 18 or other applicable disclosures may be set forth in, but are not limited to, the Company’s Policies for Global Compliance of Equity Compensation Awards or any other agreement or addendum that may be provided to Employee. Furthermore, Employee acknowledges that the applicable laws of the country in which Employee is residing or working at the time of grant, vesting, exercise and settlement of the Award or the sale of SAR Shares received pursuant to the Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Employee to procedural or regulatory requirements. Employee agrees that Employee will be solely responsible for compliance with such requirements and will hold the Company and any of its affiliates harmless for any non-compliance with such requirements. Such requirements may be outlined in but are not limited to the Jurisdiction-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, Employee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. Employee hereby agrees not to bring any claims against the Company or any of its affiliates for any penalties or other adverse consequences to Employee as a result of non-compliance with these laws/rules. Employee also understands that if Employee works, resides, moves to, or otherwise is or becomes subject to applicable law or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers, and/or terms and conditions may apply to Employee from the Award Date, unless otherwise determined by the Company in its sole discretion.

19. Governing Law. To the extent not preempted by U.S. Federal law, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Maryland, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Maryland and agree that any such litigation shall be conducted only in the courts of Maryland or the federal courts of the United States located in Maryland and no other courts.

20. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21. Entire Agreement. The Plan and this Agreement (including any exhibit, appendix or addendum hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof.

22. Agreement Severable. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.

23. Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Award Date.

MARRIOTT INTERNATIONAL, INC.	EMPLOYEE

/s/ David A. Rodriguez	#PARTICIPANTNAME#
Executive Vice President and Global Chief Human Resources Officer	Signed Electronically

Jurisdiction-Specific Addendum

This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who work or reside in the countries listed below and that may be material to Employee’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, from the Award Date, if Employee moves to or otherwise is or becomes subject to the applicable laws or company policies of the country listed. Furthermore, Employee acknowledges that the applicable laws of the country in which Employee is residing or working at the time of grant, vesting, exercise and settlement of the Award or the sale of SAR Shares received pursuant to the Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Employee to procedural or regulatory requirements. Employee agrees that Employee will be solely responsible for compliance with such requirements and will hold the Company and any of its affiliates harmless for any non-compliance with such requirements. Employee hereby agrees not to bring any claims against the Company or any of its affiliates for any penalties or other adverse consequences to Employee as a result of non-compliance with these laws/rules. In addition, because foreign exchange regulations and other local laws are subject to frequent change, Employee is advised to seek advice from his or her own personal legal and tax advisor prior to accepting or settling an Award or holding or selling SAR Shares acquired under the Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s acceptance of the Award or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan or the Agreement. This Addendum forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.

Securities Law Notice: Unless otherwise noted, neither the Company nor the SAR Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Agreement (of which this Addendum is a part), the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction.

Canada
Securities Law Notice
The security represented by the SAR was issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada.  Employee acknowledges that as long as the Company is not a reporting issuer in any jurisdiction in Canada, the SAR and the underlying SAR Shares will be subject to an indefinite hold period in Canada and subject to restrictions on their transfer in Canada. Subject to the terms and conditions of the Agreement and applicable securities laws, Employee is permitted to sell SAR Shares acquired through the Plan through a designated broker appointed under the Plan, assuming the sale of such SAR Shares takes place outside Canada via the stock exchange on which the SAR Shares are traded.

Settlement in Shares Only
Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of the Award shall only be made in Shares issued by the Company from treasury shares and not, in whole or in part, in the form of cash or other consideration.

Employee Tax Treatment
For Canadian federal income tax purposes, the SAR is intended to be treated as an agreement by the Company to sell or issue SAR Shares to Employee and, as such, is intended to be subject to the rules in section 7 of the Income Tax Act (Canada). Under those rules, Employee will be considered to have received an employment benefit at the time of settlement of the exercised SAR equal to the full value of the SAR Shares received, which amount will be taxed as employment income and will be subject to withholding at source.

The foregoing only summarizes Canadian federal income tax consequences and other tax consequences may apply.  Employee is urged to consult his or her tax advisor regarding the tax consequences of participation in the Plan.

Foreign Ownership Reporting
If Employee is a Canadian resident, Employee’s ownership of certain foreign property (including shares of foreign corporations) in excess of CAD 100,000 may be subject to ongoing annual reporting obligations. Please refer to CRA Form T1135 (Foreign Income Verification Statement) and consult your tax advisor for further details.

Quebec: Consent to Receive Information in English
The following applies if Employee is a resident of Quebec: The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la redaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

European Union/ European Economic Area
Privacy
If Employee is employed in the European Economic Area, the following provisions, in addition to paragraph 10 of the Agreement, apply:

Some of the non-EEA countries are recognized by the European Commission as providing an adequate level of data protection according to EEA standards (the full list of these countries is available at https://ec.europa.eu/info/law/law-topic/data-protection/data-transfers-outside-eu/adequacy-protection-personal-data-non-eu-countries_en). For transfers from the EEA to countries not considered adequate by the European Commission, the Company has put in place adequate measures, such as standard contractual clauses adopted by the European Commission and Privacy Shield to protect Employee’s Personal Data. Please see the Associate Personal Data Privacy Statement at http://www.4myhr.com for more information.

You may contact the data protection officer responsible for your country or region, if applicable, by sending an email to the MarriottDPO@marriott.com or by postal mail at Marriott International, Inc.
Global Compliance, Privacy, 10400 Fernwood Road, Bethesda, MD 20817, United States of America. You have the right at all times to lodge a complaint with a Data Protection Authority for your country or region.

Hong Kong
Securities Law Notice
Warning: The Award and any SAR Shares issued upon exercise do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its affiliates. The Plan, the Agreement, including this Addendum, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong and have not been registered with or authorized by any regulatory authority in Hong Kong, including the Securities and Futures Commission. This Plan, the Agreement, and the incidental communication materials are intended only for the personal use of each eligible Employee and not for distribution to any other persons. You are advised to exercise caution in relation to the offer. If you have any questions about any of the contents of the Plan, the Agreement, including this Addendum, or other incidental communication materials, you should obtain independent professional advice.

United Kingdom
Settlement
Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of the Award shall be in Shares and not, in whole or in part, in the form of cash.

Withholding of Tax
The following supplements paragraph 6 of the Agreement: If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the end of the UK tax year in which the event giving rise to the Tax-Related Items occurs (the “Due Date”) or such other period specified in Section 222(1)(c) of the Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Employee to the employer, effective on the Due Date. Employee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the employer may recover it at any time thereafter by any of the means referred to in paragraph 6 of the Agreement. Notwithstanding the foregoing, if Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), Employee will not be eligible for such a loan to cover the Tax-Related Items. In the event that Employee is a director or executive officer and the Tax-Related Items are not collected from or paid by Employee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Employee on which additional income tax and national insurance contributions will be payable. Employee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

HMRC National Insurance Contributions
The following supplements paragraph 6 of the Agreement: Employee agrees that:

(a)Tax-Related Items within paragraph 6 of the Agreement shall include any secondary class 1 (employer) National Insurance Contributions that:
1.any employer (or former employer) of Employee is liable to pay (or reasonably believes it is liable to pay); and
2.may be lawfully recovered from Employee; and

(b)if required to do so by the Company (at any time when the relevant election can be made) Employee shall:
1.make a joint election (with the employer or former employer) in the form provided by the Company to transfer to Employee the whole or any part of the employer’s liability that falls within paragraph 6 of the Agreement; and
2.enter into arrangements required by HMRC (or any other tax authority) to secure the payment of the transferred liability.